SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   August 13, 2008

Aspire Japan, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

(FORMER NAME))

DELAWARE	000-51193
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4695 MacArthur Court
11th Floor
Newport Beach, CA 92660

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(949) 798-6138
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 1.01 ENTER INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 13, 2008, we entered into an Intellectual Property Rights Sales Agreement (the “Eiwa Agreement”) with Eiwa Kokudo Kankyo, Inc. (“Eiwa”).  Pursuant to the Eiwa Agreement, we agreed to pay approximately $5,454,545 (equal to 600 Million YEN) to Eiwa for the Intellectual Property of the Aqua-make system.  In addition, we were entitled to sell the rights of this Intellectual Property to the third party as soon as we signed the Eiwa Agreement.  Pursuant to the agreement we entered into a note with EIWA to pay the purchase price in the following manner:

1.	August 29, 2008, 50 Million Japanese Yen (Approximately $454,545)

2.	September 12, 2008, 50 Million Japanese Yen (Approximately $454,545)

3.	September 30, 2008, 200 Million Japanese Yen (Approximately $1,818,182)

4.	October 31, 2008, 300 Million Japanese Yen (Approximately $2,727,273)

Thereafter, on August 15, 2008, we entered into an Intellectual Property Rights Sales Agreement with Global Investment Service, Inc. (“GIS”) to sell the Intellectual Property of the Aqua-make system to GIS for $14,545,455 (equal to 1.6 Billion YEN).  Pursuant to the GIS Agreement, we have the right of first refusal to buy the Intellectual Property back from GIS in the event that GIS agrees to sell the intellectual property within three years from August 15, 2008 by issuing 3.2 million shares of our common stock.  We also need to agree to purchase the Intellectual Property to exercise the buy back option. As part of such conditions, we agreed not to split our stock for the next three years.  Pursuant to the agreement, GIS entered into a note with us to pay the purchase price in the following manner:

1.	August 29, 2008, 200 Million Japanese Yen (Approximately $1,818,182)

2.	September 30, 2008, 400 Million Japanese Yen (Approximately $3,636,354)

3.	October 31, 2008, 1 Billion Japanese Yen (Approximately $9,090,909)

Pursuant to the agreement we are required to pay a fixed royalty amount of 13,340,000 Japanese Yen (Approximately $121,273) monthly and to use our best efforts to market this product in US market with the best effort.  We believe that the reason we could purchase the intellectual property for one price and then immediately sell it for a higher price is that the valuation method for IP is depending on the size of market and the future projected cash flow.  When the intellectual property was held by Eiwa, the valuation only contained the Japan and Asian market. When the IP was purchased by use, the valuation contained the world wide market. Therefore, the value of IP went up to 1.6Billion Japanese Yen from 600Million Japanese yen.

ITEM 8.01 OTHER EVENTS.

CHANGE IN BUSINESS SEGMENT

We were incorporated on February 2, 2005 in the State of Delaware with business plan of marketing and delivering products from a number of American merchandise brands via various media to Japanese consumers, including print catalogs and on the internet at www.aspire-japan.com, facilitating the shopping process by the use of a bilingual customer service center.

Following the transaction set forth above we have decided to no longer pursue our previous business operations. Accordingly, we have elected to abandon the mail-order and the catalog business plan and change our business segment to focusing on trading intellectual properties.  With our new business plan, our primary business focus is on trading intellectual properties and pursuing the business model suggested by the Japanese Cabinet IP promoting office.

We will seek and buy the Intellectual Property Rights that have potential in the US market to generate multi-million dollar profits from second year operation. The initial price and the valuation of the Intellectual Property Rights must not contain the US market before we purchase. Then we will generate new valuation report that contains an operation and profit generation in the US market. This valuation will also contain the fixed monthly royalty payments to a new buyer of the Intellectual Property.  Eventually, we sell the Intellectual Property to a venture capital or private equity group.

The intellectual property we purchased above is a patent is for the toilet water purification and toilet water re-circulation system for the non-sewage available area and temporary toilets. This purification system allows installations of flush toilets at any location even in the deserts without sewer. Application of this system is demanded specially for the disaster places such as refuge camp, or national parks or Japanese defense force.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits.

	10.1	Intellectual Property Rights Sales Agreement between the Company and Eiwa Kokudo Kankyo, Inc.
	10.2	Intellectual Property Rights Sales Agreement between the Company and Global Investment Service, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspire Japan, Inc.

By:	/s/ Ken Osako
Ken Osako, President, and Chief Executive Officer

Dated: August 21, 2008